Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BlueFire Ethanol Fuels, Inc.

We hereby consent to the use in this Registration Statement of BlueFire Ethanol Fuels, Inc. on Form S-1 Amendment #4, of our report on the consolidated financial statements of BlueFire Ethanol Fuels, Inc. and subsidiaries dated March 26, 2009, related to the consolidated financial statements of BlueFire Ethanol Fuels, Inc. and subsidiaries as of December 31, 2008 and 2007 and for the years then ended and for the period from March 28, 2006 (“Inception”) to December 31, 2008. We also consent to the reference to us in the Experts section of the Registration Statement.

/s/ McKennon Wilson & Morgan LLP

Irvine, California
January 12, 2010